Exhibit 15
April 24, 2013
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-142424, 333-149308, 333-154818, and 333-151060 and Form S-3 No. 333-167811) of Delta Air Lines, Inc. for the registration of shares of its common stock of our report dated April 24, 2013 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2013.
/s/ Ernst & Young LLP